Exhibit 3.1

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND (TE) L.P.

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

DATED AS OF JANUARY 2, 2024

THE LIMITED PARTNERSHIP INTERESTS (THE “UNITS”) OF BLACKSTONE PRIVATE EQUITY STRATEGIES FUND (TE) L.P. (THE “PARTNERSHIP”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS, IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT. THEREFORE, PURCHASERS OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

i

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND (TE) L.P.

This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of BLACKSTONE PRIVATE EQUITY STRATEGIES FUND (TE) L.P., a Delaware limited partnership (the “Partnership”), is made as of this second day of January, 2024, by and among Blackstone Private Equity Strategies Associates L.P., a Delaware limited partnership, as general partner (the “General Partner”), and the parties listed in the books and records as limited partners of the Partnership, as limited partners.

WHEREAS, the Partnership was formed pursuant to a Certificate of Limited Partnership, dated as of May 25, 2022, which was filed for recordation in the office of the Secretary of State of the State of Delaware on May 25, 2022 and a Limited Partnership Agreement, dated as of May 25, 2022 (the “Original Agreement”), between the General Partner and the Initial Limited Partner; and

WHEREAS, the parties hereto desire to enter into this Amended and Restated Limited Partnership Agreement of the Partnership, permit the withdrawal of the Initial Limited Partner and the admission of the parties referred to above as limited partners of the Partnership and further to make modifications hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend and restate the Original Agreement in its entirety to read as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the following meanings:

1934 Act: The U.S. Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time.

1940 Act: The U.S. Investment Company Act of 1940 and the rules and regulations promulgated thereunder, as amended from time to time.

Act: The Delaware Revised Uniform Limited Partnership Act, 6 Del. Code § 17-101 et seq., as amended from time to time or any successor statute.

Adjusted Capital Account Balance: With respect to any Partner, the balance in such Partner’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5) and any amounts such Partner is obligated to restore pursuant to any provision of this Agreement. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Advisers Act: U.S. Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder, as amended from time to time.

Affiliate: With respect to a Person, any other Person that either directly or indirectly controls, is controlled by or is under common control with the first Person. For the avoidance of doubt, it is understood that (i) portfolio entities and other entities through or with respect to which investments are held by the Partnership and/or any other Blackstone-sponsored funds shall not be considered Affiliates of Blackstone, the General Partner or the Partnership for purposes hereof and (ii) advisors to Blackstone with respect to particular industries or market segments shall not be considered Affiliates of Blackstone, the General Partner, the Investment Manager or the Partnership for the purposes hereof.

Agreement: This Amended and Restated Limited Partnership Agreement as may be amended, modified or supplemented from time to time.

Agreed Value: The fair market value of a Partner’s non-cash Subscriptions as agreed to by such Partner and the General Partner.

Aggregator: BXPE US Aggregator (CYM) L.P., a Cayman Islands exempted limited partnership, including any successor vehicle thereto or any vehicles used to aggregate the holdings of the Main Fund and any Parallel Funds.

Assignee: As defined in Section 8.2(a).

Blackstone: Collectively, Blackstone Inc., a Delaware corporation and any predecessors or successors thereto, and any Affiliate thereof.

Board of Directors: As defined in Section 5.3(a).

Business Day: A day which is not a Saturday, Sunday or a day on which banks in New York, New York are authorized or required by law to close.

Capital Account: As defined in Section 10.1(a).

Carrying Value: With respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the Carrying Values of all Partnership assets may be adjusted to equal their respective Fair Market Values, as determined by the General Partner, in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional Units by any new or existing Partner in exchange for more than a de minimis Subscription; (b) the date of the distribution of more than a de minimis amount of Partnership property (other than a pro rata distribution) to a Partner; or (c) such other dates as may be specified in such Treasury Regulations; provided, that adjustments pursuant to clauses (a), (b) or (c) above shall be made only if the General Partner determines in its sole discretion that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners. The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately prior to such distribution to equal its Fair Market Value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits and Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes.

Class D Unit: A Unit entitling the holder thereof to the rights of a holder of a Class D Unit as provided in this Agreement.

Class I Unit: A Unit entitling the holder thereof to the rights of a holder of a Class I Unit as provided in this Agreement.

Class S Unit: A Unit entitling the holder thereof to the rights of a holder of a Class S Unit as provided in this Agreement.

Code: The U.S. Internal Revenue Code of 1986, as the same may be amended from time to time or any successor statute.

Director: As defined in Section 5.3(a).

ERISA: The U.S. Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

ERISA Partner: Any Limited Partner that is a “benefit plan investor” within the meaning of the Plan Asset Regulations.

Fair Market Value: The value of the Investments, determined in accordance with the valuation policies of the Main Fund, as updated from time to time, in accordance with the Main Fund Agreement.

FATCA: Sections 1471 through 1474 of the Code, any present or future regulations promulgated thereunder or official interpretations thereof or any forms, instructions or other guidance issued pursuant thereto, any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreements entered into in connection with such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreements or similar regimes or any legislation or regime which implements, or implements rules similar to, any intergovernmental agreement entered into for the automatic exchange of tax information or the Organization for Economic Co-operation and Development’s Common Reporting Standard.

Feeder Fund: A Limited Partner that is formed by the General Partner or its Affiliates, at the direction of the Main Fund General Partner, to serve as a vehicle which will invest all or substantially all of its investable assets in the Partnership.

Feeder Fund Investor: A limited partner or similar investor in any Feeder Fund.

Fiscal Quarter: The calendar quarter or, in the case of the first fiscal quarter and in the event of the last fiscal quarter, the fraction thereof commencing on the Initial Closing Date or ending on the date on which the winding-up of the Partnership is completed, as the case may be.

Fiscal Year: As defined in Section 2.8.

Fund Expenses: As defined in the Main Fund Agreement, as applicable to the Partnership.

General Partner: Blackstone Private Equity Strategies Associates L.P., a Delaware limited partnership, and any general partner substituted therefor in accordance with this Agreement, in its capacity as the general partner of the Partnership.

General Partnership Interest: Any Partnership Interest held by the General Partner, other than any Partnership Interest it holds as a Limited Partner.

GP Event of Withdrawal: The complete withdrawal or assignment of all of the General Partnership Interest (other than in connection with a permitted assignment and substitution under Section 8.1), or the bankruptcy or dissolution and commencement of winding up of the General Partner. For purposes hereof, bankruptcy of the General Partner shall be deemed to have occurred when (a) it commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) it is adjudged a bankrupt or insolvent, or has entered against it a final and non-appealable order for relief under any bankruptcy, insolvency or similar law of competent jurisdiction now or hereafter in effect, (c) it executes and delivers a general assignment for the benefit of its creditors, (d) it files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any involuntary proceeding of the nature described in clause (a) above, (e) it seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for it or for all or substantially all of its properties, or (f)(l) any involuntary proceeding of the nature described in clause (a) above has not been dismissed one hundred and twenty (120) days after a commencement thereof, (2) the appointment without its consent or acquiescence of a trustee, receiver or liquidator appointed pursuant to clause (e) above has not been vacated or stayed within ninety (90) days of such appointment, or (3) such appointment is not vacated within ninety (90) days after the expiration of any such stay.

Indemnified Losses: As defined in Section 4.3(a).

Indemnified Party: As defined in Section 4.2(a).

Independent Director: As defined in Section 5.3(a).

Initial Closing Date: The date on which the Partnership first accepts third-party investors and begins investment operations.

Initial Limited Partner: Christopher James.

Intermediate Entities: As defined in Section 2.10(c).

Investment Manager: Blackstone Private Investments Advisors L.L.C., a Delaware limited liability company, in its capacity as investment manager of the Main Fund or any other Person who becomes a successor to the Investment Manager in accordance with the terms of the Investment Management Agreement.

Investment Management Agreement: The Investment Management Agreement, dated as of January 2, 2024, between the Main Fund and the Investment Manager.

Investments: The investments by the Partnership, whether made directly or indirectly, in the Main Fund.

Limited Partners: The parties listed as limited partners in the Partnership’s books and records or any Person who has been admitted to the Partnership as a substituted or additional Limited Partner in accordance with this Agreement.

Liquidating Trustee: The Independent Directors, and/or any Person approved by the Independent Directors, acting as a liquidator, or prior to the time the Partnership has Independent Directors, the Main Fund General Partner.

Main Fund: Blackstone Private Equity Strategies Fund L.P., as such limited partnership may from time to time be named or constituted, including any successor thereto.

Main Fund Agreement: The Amended and Restated Limited Partnership Agreement of the Main Fund as may be amended, modified or supplemented from time to time.

Main Fund Directors: As defined in Section 5.3(a).

Main Fund General Partner: Blackstone Private Equity Strategies Associates L.P., a Delaware limited partnership, and any general partner substituted therefor in accordance with this Agreement, in its capacity as the general partner of the Main Fund.

Memorandum: The Placement Memorandum of the Partnership, the Main Fund and the Aggregator dated October 2023, as amended, restated and/or supplemented from time to time.

Net Asset Value: The net asset value of Units, determined as of the last business day of each month, based on the net asset value of the aggregate units of the Main Fund (as determined by the Main Fund General Partner in accordance with the Main Fund’s valuation policies, as updated from time to time) minus any expenses specially allocated to the Partnership by the Main Fund General Partner and minus any tax expenses of the Partnership (including tax expenses of any Intermediate Entity).

Non-Public Information: Information regarding the Partnership, any other Limited Partner, any Person in which the Partnership holds, or contemplates acquiring, any Investment, the General Partner or the Investment Manager or their Affiliates, which information is received by a Limited Partner pursuant to this Agreement or otherwise furnished to a Limited Partner by the General Partner or the Investment Manager or their Affiliates or agents, but does not include information that (i) was publicly known at the time such Limited Partner receives such information pursuant to this Agreement or (ii) subsequently becomes available to such Limited Partner on a non-confidential basis from a source other than the General Partner; provided, that to the best knowledge of such Limited Partner after due inquiry, such source was not prohibited from disclosing such information to such Limited Partner by a legal, contractual or fiduciary obligation owed to the Partnership, the General Partner, the Investment Manager, or any of their respective Affiliates.

Nonrecourse Deductions: As defined in Treasury Regulations Section 1.704-2(b). The amount of Partner Nonrecourse Deductions for a Fiscal Year equals the net increase, if any, in the amount of Partnership Minimum Gain during that Fiscal Year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

Notice Date: As defined in Section 11.3(c)(i).

Original Agreement: As defined in the recitals.

Other Blackstone Accounts: Investment funds and other vehicles or accounts managed or advised by Blackstone from time to time (other than Parallel Funds, Feeder Funds and alternative vehicles), and any successors thereto, in each case, including any alternative vehicles formed in connection therewith, any supplemental capital vehicles formed in connection with any investments made thereby and any vehicles formed in connection with Blackstone’s side-by-side or additional general partner investments relating thereto.

Parallel Funds: As defined in the Main Fund Agreement.

Partner Nonrecourse Debt Minimum Gain: An amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

Partner Nonrecourse Deductions: As defined in Treasury Regulations Section 1.704-2(i)(2).

Partners: The General Partner and the Limited Partners.

Partnership: Blackstone Private Equity Strategies Fund (TE) L.P., the Delaware limited partnership governed hereby, as such limited partnership may from time to time be constituted.

Partnership Minimum Gain: As defined in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

Person: Any individual, partnership, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such) or other entity.

Plan: Any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (ii) “plan” within the meaning of Section 4975(e)(1) of the Code (whether or not subject to Section 4975 of the Code), (iii) insurance general account whose assets are deemed to include assets subject to Title I of ERISA or Section 4975 of the Code under ERISA or the regulations promulgated thereunder, (iv) plan, fund or other similar program that is established or maintained outside the United States which provides for retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment and (v) entity the assets of which constitute, or are deemed to constitute the assets of, any of the foregoing described in clause (i), (ii) or (iii) pursuant to ERISA or otherwise.

Plan Asset Regulations: The regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the U.S. Code of Federal Regulations, as modified by Section 3(42) of ERISA, as the same may be amended from time to time.

Portfolio Entity: as defined in the Main Fund Agreement.

Profits and Losses: For each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 10.3 shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any depreciation, amortization, gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value of any asset (other than an adjustment in respect of depreciation), pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset shall for purposes of determining Profits and Losses be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

Securities Act: The U.S. Securities Act of 1933, as amended.

Similar Law: Any U.S. or non-U.S. federal, state, local or other law, regulation or established policy that could cause the underlying assets of the Partnership to be treated as assets of the Limited Partner by virtue of its Units and thereby subject the Partnership and the General Partner (or other Persons responsible for the operation of the Partnership and/or investment of the Partnership’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

Subscription: As to any Partner, the amount set forth as such in such Partner’s accepted Subscription Agreement and/or reflected in the books and records of the Partnership.

Subscription Agreements: Each of the several Subscription Agreements between the Partnership and the Limited Partners.

Tax Advances: As defined in Section 10.6.

Temporary Investments: shall mean short-term investments in a non-interest bearing account at First Republic Bank or such other bank in which the Main Fund holds a similar bank account.

TM: As defined in Section 11.15.

Treasury Regulations: The United States federal income tax regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. All references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations.

Underlying Interest: The indirect interest in the Main Fund held by the Partnership, and where the context requires, the underlying interest in the Main Fund representing the indirect interest in the Main Fund of a particular Limited Partner.

Unit: A fractional, undivided interest in the Partnership of all Partners issued hereunder, unless the context otherwise requires, including Class I, Class D and Class S Units, and other Classes of Units that may be issued by the Partnership in the sole discretion of the General Partner tracking a corresponding offering of units of such class by the Main Fund in the sole discretion of the Main Fund General Partner.

United States or U.S.: The United States of America, its territories and possessions, any State of the United States and the District of Columbia.

ARTICLE II

GENERAL PROVISIONS

SECTION 2.1. Formation. The parties hereby continue the Partnership as a limited partnership pursuant to the provisions of the Act. The rights and liabilities of the Partners shall be as provided in said Act, except as herein otherwise expressly provided.

SECTION 2.2. Name. The name of the Partnership shall be “Blackstone Private Equity Strategies Fund (TE) L.P.” The General Partner is authorized to make any variations in the Partnership’s name which the General Partner may deem necessary or advisable, subject to any requirements of applicable law. In the case of a change of name of the Partnership pursuant to this section, specific references herein to the name of the Partnership shall be deemed to have been amended to the name as so changed.

SECTION 2.3. Organizational Certificates and Other Filings. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts that may be required to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware and (b) the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership conducts or proposes to conduct business.

SECTION 2.4. Classes of Units. The General Partner is hereby authorized to cause the Partnership to issue Units designated as Class D Units, Class S Units and Class I Units and any other additional classes of Units with such terms, rights and obligations that correspond with the Underlying Interests in the Main Fund.

SECTION 2.5. Purpose. The purpose of the Partnership is to hold the Underlying Interests and indirectly subscribe to the Main Fund through one or more Intermediate Entities in accordance with the terms set forth herein and in the Main Fund Agreement, and to engage in such other activities as are permitted hereby and are incidental or ancillary thereto, all upon the terms and conditions set forth in this Agreement.

SECTION 2.6. Principal Place of Business; Other Places of Business. The principal place of business of the Partnership shall be located at 345 Park Avenue, New York, New York 10154, and/or such other place or places within or outside the State of Delaware as the General Partner may from time to time designate. The General Partner may change the location of the Partnership’s principal place of business and may establish such additional offices of the Partnership as it may from time to time determine upon notice to the Limited Partners.

SECTION 2.7. Registered Office and Registered Agent. The Partnership shall maintain a registered office at Intertrust Group, 200 Bellevue Parkway, Suite 210, Wilmington, Delaware 19809, or at such other office as may from time to time be determined by the General Partner. The name and address of the Partnership’s registered agent for service of process in the State of Delaware as of the date of this Agreement is Intertrust Group, 200 Bellevue Parkway, Suite 210, Wilmington, Delaware 19809. The General Partner may change the registered office or registered agent of the Partnership in the State of Delaware at any time and shall provide notice of any such change to the Limited Partners.

SECTION 2.8. Fiscal Year. The fiscal year of the Partnership (the “Fiscal Year”) shall be the calendar year or, in the case of the first and last fiscal years of the Partnership, the fraction thereof commencing on the date of the Original Agreement or ending on the date on which the liquidation of the Partnership is completed, as the case may be. If the Main Fund’s fiscal year is changed, the General Partner shall have the authority to change the ending date of the Fiscal Year to the same ending date as that of the fiscal year of the Main Fund; provided, that the General Partner shall promptly notify the Limited Partners in writing of any such change.

SECTION 2.9. Withdrawal of Initial Limited Partner. Upon the admission of one or more Limited Partners to the Partnership at the Initial Closing Date, the Initial Limited Partner shall (a) receive a return of any Subscription made by him to the Partnership, (b) withdraw as the Initial Limited Partner of the Partnership and (c) have no further right, interest or obligation of any kind whatsoever as a Partner in the Partnership.

SECTION 2.10. Feeder Funds and Intermediate Entities.

(a) The General Partner and/or its Affiliates, at the direction of the Main Fund General Partner in its sole discretion, shall establish one or more Feeder Funds to accommodate certain investors and to facilitate their indirect participation in the Partnership with respect to all or a portion of their investment therein. Any such Feeder Fund may elect to be treated as a corporation for U.S. federal income tax purposes. Investors in a Feeder Fund generally will have indirect interests in the Partnership on economic terms no more favorable than those of the other Limited Partners that invest in the Partnership.

(b) The General Partner, at the direction of the Main Fund General Partner in its sole discretion, shall make any adjustments to the units of a Feeder Fund reasonably necessary to accomplish the overall objectives of this Section 2.10 on the condition that such adjustments shall not materially adversely affect the Units of any other Limited Partner. Nothing in this Section 2.10 should be construed as making any interestholder in a Feeder Fund a Limited Partner for any purpose.

(c) The General Partner and/or any of its Affiliates, at the direction of the Main Fund General Partner in its sole discretion, shall cause the Partnership to hold certain investments directly or indirectly through (i) entities that may elect to be classified as corporations for U.S. federal income tax purposes, whether formed in a U.S. or non-U.S. jurisdiction (each a “Corporation”) or (ii) one or more limited liability companies or limited partnerships (each, a “Lower Entity,” and together with any Corporation, and including the Aggregator, “Intermediate Entities”). At the direction of the Main Fund General Partner, the General Partner shall cause any such Intermediate Entity to reorganize and/or reconstitute as a new legal entity in the same or a different jurisdiction.

ARTICLE III

SUBSCRIPTIONS; DISTRIBUTIONS

SECTION 3.1. Subscriptions.

(a) Partners will make Subscriptions to the Partnership in exchange for Units as more fully described in the Memorandum. Each Partner, by executing a Subscription Agreement, shall be deemed to have acknowledged and consented to the risks and other considerations relating to an investment in the Partnership, including the risks and conflicts described in the Memorandum and the Main Fund Agreement. Each Partner’s Unit holdings will be set forth opposite their names on the Partnership’s books and records. The General Partner or any transfer agent or similar agent may keep the Partnership’s books and records current through separate revisions that reflect periodic changes to each Limited Partner’s Units (including as a result of Subscriptions or repurchases) without preparing an amendment to this Agreement. The Partners shall have no right or obligation to make any additional Subscriptions or loans to the Partnership.

(b) The General Partner is hereby authorized to cause the Partnership to issue such additional Units for any Partnership purpose at any time or from time to time to the Partners (including the General Partner) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner corresponding to the terms and conditions of the Underlying Interests, all without the approval of any Limited Partners. Any additional Units issued thereby may be issued in one or more classes (including the classes specified in this Agreement or any other Classes), or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Units, all as shall be determined by the General Partner and without the approval of any Limited Partner, subject to Delaware law, and tracking such classes, designations, preferences and relative, participating, optional or other special rights, powers and duties of corresponding units of the Main Fund.

(c) Each new Partner shall be admitted as a Partner upon the General Partner’s acceptance of an executed Subscription Agreement or other agreement pursuant to which such Partner becomes bound by the terms of this Agreement.

(d) Subscriptions may be accepted or rejected in whole or in part by the General Partner on behalf of the Partnership in its sole discretion.

(e) Admission of a new Limited Partner shall not cause dissolution of the Partnership.

(f) Unless otherwise agreed to by the General Partner, Subscriptions to the Partnership must be made in U.S. dollars by wire transfer of immediately available funds on or prior to the date Units are to be issued. The General Partner may accept, on behalf of the Partnership, a Subscription to the Partnership in the form of a non-cash contribution on terms and conditions that the General Partner deems appropriate in good faith. The Agreed Value of any non-cash Subscriptions by a Partner as of the date of contribution are set forth on the Partnership’s books and records. No Units shall be deemed issued by the Partnership to a Partner until they are paid for in the form and amount agreed to by the General Partner. When issued pursuant to and in accordance with this Agreement, Units shall be fully paid and non-assessable, to the fullest extent permitted by law.

(g) Each Limited Partner hereby acknowledges and agrees that the Partnership, and therefore indirectly each Limited Partner, is subject to all of the terms of the Main Fund Agreement.

SECTION 3.2. Distributions – General Principles.

(a) Except as otherwise expressly provided in this Article III or in Article IX, no Partner shall have the right to withdraw capital from the Partnership or to receive any distribution or return of its Subscription. Distributions, if any, as and when declared by the Main Fund General Partner in its sole discretion, shall be made only to Persons who, according to the books and records of the Partnership, were the holders of record of Units on the date determined by the General Partner as of which the Partners are entitled to any such distributions. All distributions that the Partnership receives indirectly from the Main Fund (net of any Fund

Expenses obligations as set forth in Section 6.3) will be distributed to the Partners. All distributions of cash shall be made to the Partners in amounts proportionate to the aggregate Net Asset Value of the Units held by the respective Partners on the applicable record date set by the General Partner, except that the amount distributed per Unit of any Class may differ from the amount per Unit of another Class on account of differences in Class-specific expense allocations.

(b) Timing and Manner of Distributions. Distributions of available cash shall be made by the Partnership as soon as practicable, following receipt thereof indirectly from the Main Fund, to the extent it is otherwise available for distribution by the Partnership. Such distributions shall be made by wire transfer of immediately available funds. All cash contributions and distributions pursuant to this Agreement shall be made in U.S. dollars (net of applicable currency conversion costs). The “functional currency” of the Partnership shall be the U.S. dollar with respect to all allocations and distributions hereunder.

SECTION 3.3. [Reserved]

SECTION 3.4. [Reserved]

SECTION 3.5. Reinvestment. A Limited Partner shall have the right, upon written notice to the General Partner (including as part of its Subscription), to cause the General Partner to exercise the rights of the Partnership with respect to such Limited Partner’s Underlying Interest pursuant to Section 3.5 of the Main Fund Agreement to permit any distributions to be reinvested into Units of the same class held by such Limited Partner, including pursuant to any reinvestment plan, on terms that the Main Fund General Partner determines in its sole discretion in accordance with the Main Fund Agreement. Any such reinvestment election will be set forth opposite such Limited Partner’s name on the Partnership’s books and records.

ARTICLE IV

THE GENERAL PARTNER

SECTION 4.1. Powers of the General Partner. The management, operation and policy of the Partnership shall be vested exclusively in the General Partner, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary or advisable or incidental thereto, all in accordance with and subject to the other terms of this Agreement and, as applicable, the Main Fund Agreement. The Partnership and the General Partner on behalf of the Partnership, may enter into and perform any Subscription Agreement, and any documents contemplated therein or related thereto, without any further act, vote or approval of any Person, including any Partner, notwithstanding any other provision of this Agreement. The General Partner is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Partnership, but such authorization shall not be deemed to be a restriction on the power of the General Partner to enter into other documents on behalf of the Partnership. Notwithstanding the foregoing, the General Partner will not exercise any investment discretion on behalf of the Partnership. The General Partner shall only exercise the rights of the Partnership under the Main Fund Agreement with respect to any Underlying Interest with the consent of and at the direction of the Limited Partner(s) to which such right relates. To the extent the Main Fund is seeking a consent or other exercise of rights of its limited partners and the General Partner does not receive instructions from one or more underlying Limited Partners, the General Partner will cause the Partnership to act in the same manner (and in the same proportion) as other limited partners of the Main Fund. At the direction of any Limited Partner, the General Partner shall exercise such Limited Partner’s rights with respect to its Underlying Interest under the Main Fund Agreement.

The General Partner shall not review or question any matter related to or any action taken by a person required in connection with the Partnership’s obligations under the Main Fund Agreement or review the interests or other property held by the Partnership with respect to prudence, diversification, creditworthiness of any issuer or borrower, or make any suggestions to the Partnership with respect to the investment of the assets of the Partnership. For greater clarification, the General Partner shall only exercise the rights of the Partnership at the direction of the Limited Partners (or consistent with the action of other Main Fund limited partners as described above) with respect to any Limited Partner’s Underlying Interest to the extent that the Main Fund General Partner is permitted under the Main Fund Agreement to exercise such rights of the Main Fund with respect to the interest in the Main Fund of any limited partner thereof, mutatis mutandis. Notwithstanding the foregoing, each Limited Partner hereby directs the General Partner, in its own capacity and on behalf of the Partnership, without further notice of consent from the Limited Partners, to invest, directly or indirectly through one or more Intermediate Entities, the amount of Subscriptions received from such Limited Partner in the Main Fund.

Notwithstanding the foregoing and the powers and duties included in Section 4.1(a) below, each Limited Partner acknowledges and agrees that the Main Fund General Partner may rely on investment related decisions relating to the Underlying Interests made by the general partner (or similar managing entity) of any Other Blackstone Account alongside or through which the Main Fund invests.

(a) Without limiting the foregoing general powers and duties, the General Partner is hereby authorized and empowered on behalf and in the name of the Partnership, or on its own behalf and in its own name, or through agents, as may be appropriate, subject to the limitations contained elsewhere in this Agreement to:

(i) perform, or arrange for the performance of, the management and administrative services necessary for the operations of the Partnership;

(ii) make Investments consistent with the purpose of the Partnership;

(iii) incur all expenditures permitted by this Agreement, and, to the extent that funds of the Partnership are available and in accordance with the terms of this Agreement, pay all expenses (including tax expenses of the Partnership and any Intermediate Entities), debts and obligations of the Partnership;

(iv) enter into, execute, amend, supplement, acknowledge and deliver any and all contracts, agreements or other instruments as the General Partner shall determine to be appropriate in furtherance of the purposes of the Partnership;

(v) at such time as any funds received under this Agreement are not invested in the Main Fund or distributed to the Partners pursuant to Section 3.2 hereof, invest such funds only in Temporary Investments;

(vi) do any other act that the General Partner deems necessary or advisable in connection with the management and administration of the Partnership in accordance with this Agreement (including that the General Partner shall register the Units with the Securities and Exchange Commission if and when required pursuant to Section 12(g) of the 1934 Act);

(vii) admit an assignee of all or any portion of a Limited Partner’s Units to be an Assignee pursuant to and subject to the terms of Section 8.2.

(viii) open, maintain and close bank accounts and draw checks or other orders for the payment of money and open, maintain and close brokerage, money market fund and similar accounts in connection with Temporary Investments;

(ix) hire, appoint, remove and replace for usual and customary payments and expenses, consultants, custodians of the assets of the Partnership, securities and/or futures brokers, depositaries, attorneys, accountants, administrators, advisors, placement agents and such other agents or other service providers for the Partnership as it may deem necessary or advisable in its sole discretion (including the Directors of the Partnership, if applicable), and authorize any such agent to act for and on behalf of the Partnership;

(x) enter into, execute, maintain, file, deliver and/or terminate contracts, undertakings, agreements and any and all other documents, instruments, certificates, reports or statements, or any amendment thereto in the name of the Partnership, and to do or perform all such things as may be necessary or advisable in furtherance of the Partnership’s powers, objects or purposes or to the conduct of the Partnership’s activities;

(xi) rely on and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(xii) consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any act or omission suffered or taken by it on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reasonable reliance upon and in accordance with the advice of such counsel, accountants, appraisers, management consultants, investment bankers or other consultants and advisers shall be full justification for any such act or omission, and the General Partner shall be fully protected in so acting or omitting to act;

(xiii) make, in its sole discretion, any and all elections for U.S. federal, state, local and non-United States tax matters, including any election to adjust the basis of Partnership property pursuant to Sections 734(b), 743(b) and 754 of the Code and any election under Section 6226 of the Code, as applicable, or comparable provisions of state, local or non-United States law;

(xiv) at the direction of the Main Fund General Partner, modify the organizational structure or entity type of the Partnership (including by merger, consolidation, conversion or similar transaction), structure or restructure the Partnership’s investments and manage the Partnership’s status under the 1940 Act, including, without limitation, electing to rely on a different exclusion from the definition of “investment company” under the 1940 Act or registering the Partnership as an investment company; and

(xv) authorize and delegate authority to any partner, director, officer, employee or other agent of the General Partner, or agent or employee of the Partnership to act for and on behalf of the Partnership in all matters related to or incidental to the foregoing.

(b) Partnership Representative. At the direction of the Main Fund General Partner, the General Partner is authorized to appoint or act as a “partnership representative” within the meaning of Section 6223(a) of the Code (and to assume any comparable procedural duties provided under any state, local or non-U.S. tax laws). Pursuant to Section 6.3, the Partnership shall bear and be charged with all expenses incurred by the General Partner while acting in such capacity. The determinations of the General Partner with respect to the treatment of any item or its allocation for all tax purposes shall be binding upon all of the Limited Partners so long as such determination shall not be inconsistent with any express term hereof; provided, that the Partnership’s accountants shall not have disagreed therewith.

(c) [Reserved.]

(d) The Limited Partners acknowledge that the Partnership is being formed as an intermediate vehicle through which the Limited Partners will participate in an investment in the Main Fund, directly or indirectly through one or more Intermediate Entities, and that the General Partner is not intended to have discretionary authority or control with respect to the investment, management or disposition of the assets of the Partnership. Consequently, each Limited Partner hereby (a) agrees that by making a Subscription in the Partnership, such Limited Partner shall be deemed to direct the General Partner to invest, directly or indirectly through one or more Intermediate Entities, the amount of such Subscription in the Main Fund, and during any period when the assets of the Partnership are deemed to constitute “plan assets” for purposes of the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA, Section 4975 of the Code or any applicable similar law, the General Partner shall act as a custodian with respect to any such Limited Partner, for purposes of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA, Section 4975 of the Code or any applicable similar law and (b) represents that such Subscription and the transactions contemplated by such direction will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, or a violation of any applicable similar law and acknowledges and agrees that during any period when the underlying assets of the Partnership are deemed to constitute “plan assets” subject to Title I of ERISA, in satisfaction of any “indicia of ownership” requirements under ERISA, the General Partner will, or will cause an Affiliate of the General Partner to, hold the signature page of the Subscription Agreement of the Partnership in the United States.

SECTION 4.2. Limitation on Liability.

(a) Notwithstanding anything to the contrary in Section 4.2(b), to the fullest extent permitted by law, none of the Directors, officers of the Partnership, General Partner, Main Fund General Partner, the Investment Manager, the partnership representative described in Section 4.1(b), the Liquidating Trustee, any of their respective Affiliates and the members, partners, officers, directors, employees, agents, stockholders and any Person who serves at the specific request of the General Partner, Main Fund General Partner or Investment Manager on behalf of the Partnership as a member, partner, officer, director, employee or agent of the Partnership or any other entity (each, an “Indemnified Party”) shall be liable to any other Partner or the Partnership for (i) any mistake in judgment, (ii) any action taken or omitted to be taken by the Indemnified Party, which action or omission the Indemnified Party was expressly permitted or required to take or omit pursuant to this Agreement, or (iii) any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent of the Partnership or such Indemnified Party, provided, that such broker or other agent are selected and monitored with reasonable care, in each case of clauses (i), (ii) and (iii) above, unless such action or inaction constituted bad faith, intentional and material breach of this Agreement or the Investment Management Agreement, fraud, willful misconduct or gross negligence of the relevant Indemnified Party. Each Limited Partner acknowledges that each of the General Partner and Investment Manager’s liability is limited pursuant to Section 4.2 of the Main Fund Agreement, and that such limitations apply with respect to the Limited Partners and the Partnership as an indirect limited partner of the Main Fund.

(b) Notwithstanding anything to the contrary in Section 4.2(a), to the extent that, at law or in equity, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, the General Partner acting under this Agreement shall not be liable to the Partnership or to any such other Partner for its good faith reliance on the provisions of this Agreement. Subject to Section 4.2(d), the provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the General Partner otherwise existing at law or in equity, are agreed by the Partners to modify to the extent of such other duties and liabilities of the General Partner.

(c) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any act or omission suffered or taken by it on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reasonable reliance upon and in accordance with the advice of such counsel, accountants, appraisers, management consultants, investment bankers or other consultants and advisers shall be full justification for any such act or omission, and the General Partner shall be fully protected in so acting or omitting to act, provided, that such counsel, accountants, appraisers, management consultants, investment bankers or other consultants and advisers are selected and monitored with reasonable care.

(d) Nothing in this Section 4.2 will be construed so as to provide for the exculpation of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons acting in good faith), to the extent (but only to the extent) that such exculpation would not be in violation of applicable law, but otherwise will be construed so as to effectuate these provisions to the full extent permitted by law.

SECTION 4.3. Indemnification.

(a) To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless each Indemnified Party who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Partnership), from and against any and all claims, losses, liabilities, damages, and expenses of any kind for which such Person has not otherwise been reimbursed to which such Indemnified Party may become subject and arise out of or in connection with the business of the Partnership or the performance by the Indemnified Party of any of its responsibilities hereunder or under the Investment Management Agreement (including, without limitation, all reasonable costs and expenses of attorneys, defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against such Indemnified Party or the Partnership (including, without limitation, formal and informal inquiries, sweep examinations and any type of similar regulatory and/or governmental requests) actually and reasonably incurred by such Person in connection with such action, suit or proceeding) (collectively, “Indemnified Losses”); provided, that an Indemnified Party shall be entitled to indemnification for Indemnified Losses hereunder only to the extent that such Indemnified Losses are not attributable to such Indemnified Party’s intentional and material breach of this Agreement or the Investment Management Agreement, gross negligence, fraud, willful misconduct or bad faith. The satisfaction of any indemnification and any saving harmless pursuant to this Section 4.3(a) shall be from and limited to Partnership assets, no Limited Partner shall have any obligation to make capital contributions to fund its share of any indemnification obligations under this Section 4.3(a) and no Partner shall have any personal liability on account thereof.

(b) Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Partnership prior to the final disposition thereof upon receipt of an undertaking in writing by or on behalf of the Indemnified Party to repay such amount to the extent that it shall be determined ultimately that such Indemnified Party is not entitled to be indemnified hereunder. Notwithstanding the foregoing, no advances shall be made by the Partnership under this Section 4.3(b), without the prior written approval of the General Partner (which may be given or withheld in its sole discretion with respect to any aspect thereof).

(c) The right of any Indemnified Party to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Party may otherwise be entitled by contract (including, without limitation, any contract with the Partnership) or as a matter of law or equity and shall extend to such Indemnified Party’s successors, assigns and legal representatives.

(d) Any Indemnified Party entitled to indemnification from the Partnership hereunder shall first seek recovery and diligently pursue such other source under any other indemnity or any insurance policies by which such Person is indemnified or covered, as the case may be, but only to the extent that the indemnitor with respect to such indemnity or the insurer with respect to such insurance policy provides (or acknowledges its obligation to provide) such indemnity or coverage on a timely basis, as the case may be. If an Indemnified Party is a Person other than the General Partner, such Person shall obtain the written consent of the General Partner prior to entering into any compromise or settlement which would result in an obligation of the Partnership to indemnify such Person; and if liabilities arise out of the conduct of the affairs of the Partnership and any other Person for which the Person entitled to indemnification from the Partnership hereunder was then acting in a similar capacity, the amount of the indemnification provided by the Partnership shall be limited to the Partnership’s proportionate share thereof as determined in good faith by the General Partner in light of its fiduciary duties to the Partnership and the Limited Partners.

(e) Nothing in this Section 4.3 will be construed so as to provide for the indemnification of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons acting in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but otherwise will be construed so as to effectuate these provisions to the full extent permitted by law.

(f) Notwithstanding anything to the contrary herein, and for the avoidance of doubt, the Partnership’s obligations under this Section 4.3 are not intended to render the Partnership as a primary indemnitor for purposes of the indemnification, advancement of expenses and related provisions under the corporation or other applicable law governing an entity in which the Main Fund makes an investment, it being agreed that an Indemnified Party shall first seek to be so indemnified and have such expenses advanced by such entity (or applicable insurance policies maintained by such entity). Inasmuch as the Partnership is intended to be secondarily liable in respect of losses, damages and expenses that are otherwise primarily indemnifiable by a particular entity in which the Main Fund makes an investment, it is intended among the Partners and the Indemnified Party that any advancement or payment by the Partnership to the Indemnified Party will result in the Partnership having a subrogation claim against the relevant entity in respect of such advancement or payments. The General Partner and the Partnership shall be specifically empowered to structure any such advancement or payment as a loan or other arrangement as the General Partner may determine necessary or advisable to give effect to or otherwise implement the foregoing.

SECTION 4.4. General Partner as Limited Partner. The General Partner may also be a Limited Partner, including but not limited to the extent that it purchases Units, or becomes a transferee of all or any part of the Units of a Limited Partner, and to such extent shall be treated as a Limited Partner in all respects.

SECTION 4.5. Other Activities. The Main Fund General Partner may engage in the activities contemplated in Section 4.5 of the Main Fund Agreement. The Limited Partners acknowledge and agree to such activities.

SECTION 4.6. Valuation.

All determinations of the value of Units to be made by the General Partner hereunder shall be made by reference to the fair market value of the Underlying Interests as determined by the Main Fund in accordance with the Main Fund Agreement and deducting applicable tax expenses (including for Intermediate Entities) or any other expenses specially allocated by the Main Fund General Partner to the Partnership or any of its Intermediate Entities.

ARTICLE V

THE LIMITED PARTNERS

SECTION 5.1. Management.

Except as expressly provided in this Agreement, no Limited Partner shall have the right or power to vote or participate in the management or affairs of the Partnership, nor shall any Limited Partner have the power to sign for or bind the Partnership. The exercise by any Limited Partner of any right conferred herein shall not be construed to constitute participation by such Limited Partner in the control of the business of the Partnership so as to make such Limited Partner liable as a general partner for the debts and obligations of the Partnership for purposes of the Act. To the fullest extent permitted by law, no Limited Partner owes any duty (fiduciary or otherwise) to the Partnership or any other Partner as a result of such Limited Partner’s status as a Limited Partner, other than to act in good faith (to the extent required by law); provided, that this in no way limits any express obligations of a Limited Partner provided for herein or in such Limited Partner’s Subscription Agreement.

SECTION 5.2. Liabilities of the Limited Partners.

Except as provided by the Act or other applicable law and subject to the obligations to indemnify the Partnership and the General Partner as provided in Section 10.6 and as otherwise expressly set forth herein, no Limited Partner shall have any personal liability whatsoever in its capacity as a Limited Partner, whether to the Partnership, to any of the Partners, or to the creditors of the Partnership, for the debts, liabilities, contracts, or other obligations of the Partnership or for any losses of the Partnership.

SECTION 5.3. Independent Directors; Board of Directors.

(a) Upon a registration of the Units pursuant to Section 12(g) of the 1934 Act, the Directors (including the Independent Directors, each as defined in the Main Fund Agreement) of the Main Fund (the “Main Fund Directors”) shall be appointed as directors of the Partnership (each of the directors, a “Director,” each of the independent directors (coinciding with the independent directors of the Main Fund), an “Independent Director,” and together with the other directors, the “Board of Directors”); provided that the appointment of new Independent Directors as a result of vacancy (regardless of how the vacancy was created) will require approval by the Board of Directors, including a majority of the remaining Independent Directors. Commencing 90 days following the Initial Closing Date (as defined in the Main Fund Agreement), at least one half of the Board of Directors will consist of Independent Directors. Commencing 180 days following the Initial Closing Date and continuing thereafter, a majority of the Board of Directors will consist of Independent Directors; provided that, if an Independent Director departs the Board of Directors by reason of death, disqualification, removal or resignation or ceases to be an Independent Director, this requirement will be suspended for a period not to exceed 90 days. For the avoidance of doubt, the Independent Directors shall be unaffiliated with the General Partner, the Investment Manager, or any of their Affiliates. A majority of the Independent Directors are authorized to give or withhold the Partnership’s consent or approval as an “independent client representative” with respect to matters required by Section 206(3) of the Advisers Act and certain other situations involving conflicts of interest, including with regards to the assignment or other transfer of the General Partnership Interest pursuant to Section 8.1 (in each case where presented to such Independent Directors in the General Partner’s sole discretion). Each Limited Partner agrees that, with respect to any consent sought from the Independent Directors under this provision, such consent of the Independent Directors shall be binding upon the Partnership, and the General Partner and its Affiliates, acting in accordance with or pursuant to such consent (or such procedures or standards approved by the Independent Directors), shall, absent actual fraud or willful misconduct, be fully protected and justified in acting in reliance upon and in accordance with such consent of the Independent Directors. Any matters for which the Board of Directors or Independent Directors have authority to act can be effected by majority approval of the Board of Directors or Independent Directors, as applicable. If there are only two Independent Directors, matters requiring consent or approval of a majority of the Independent Directors will require approval of both Independent Directors. Subject to the foregoing, if any Main Fund Directors are removed or replaced in accordance with Section 5.3 of the Main Fund Agreement, the Directors shall be removed or replaced to match accordingly.

(b) To the extent an approval by the Board of Directors (including the Independent Directors) is required or sought by the Main Fund, any such approval, once obtained, will be deemed to also apply to the Partnership.

(c) The Board of Directors (including the Independent Directors) shall owe a fiduciary duty to use their reasonable business judgment to act in the best interests of the Partnership with respect to matters of the Partnership that are within the Board of Directors’ authority.

ARTICLE VI

EXPENSES AND FEES

SECTION 6.1. [Reserved.]

SECTION 6.2. [Reserved.]

SECTION 6.3. Fund Expenses.

(a) The Partnership shall not have any salaried personnel. The Partnership, in its capacity as a limited partner of the Main Fund, shall bear its pro rata share of Fund Expenses, Organizational Expenses, Placement Fees, Management Fees, Servicing Fees and Administration Fees (as applicable, each as defined in the Main Fund Agreement), in each case, relating to its Underlying Interest. In addition, the Partnership shall bear and be charged the Fund Expenses (as defined in the Main Fund Agreement) and any other expenses, obligations, indemnities or liabilities, contingent or otherwise, relating to the Partnership, that the Main Fund General Partner specially allocates to the Partnership (including any Limited Partner) in accordance with the Main Fund Agreement, it being understood that any such expenses, obligations, indemnities or liabilities relating to the Partnership shall be borne indirectly solely by the Limited Partners and that the obligations of the other limited partners of the Main Fund in respect of such obligations, indemnities or liabilities shall not in any way be increased as a result thereof. Notwithstanding anything herein to the contrary, the General Partner may pay the tax and similar expenses of the Partnership and any of its Intermediate Entities out of any available funds of the Partnership.

(b) Fund Expenses relating to the Partnership may be paid out of any funds of the Main Fund in a manner reasonably determined by the Main Fund General Partner in accordance with the terms in the Main Fund Agreement, including, to the extent applicable, that the Main Fund General Partner may hold all or any portion of any Subscription made by the Partnership or any distribution to be allocated to the Partnership pursuant to the preceding sentence in reserve and apply such amounts any time to satisfy any such expenses, obligations, indemnities or liabilities, contingent or otherwise, relating to the Partnership.

(c) The General Partner shall not receive any profits or distributions from the Partnership, or any salary, fees or compensation from the Partnership.

ARTICLE VII

BOOKS AND RECORDS AND REPORTS TO PARTNERS

SECTION 7.1. Books and Records. The General Partner shall keep or cause to be kept complete and appropriate records and books of account. Except as otherwise expressly provided herein, the books and records of the Partnership shall be maintained in accordance with U.S. generally accepted accounting principles, consistently applied, and shall be maintained for at least five years following the termination of the Partnership. The books and records shall be maintained or caused to be maintained at the principal office of the Partnership.

SECTION 7.2. Federal, State, Local and Non-United States Income Tax Information. The General Partner shall prepare and send, or cause to be prepared and sent, to each Person who was a Partner at any time during a Fiscal Year copies of such information as may be required for U.S. federal, state, local and non-United States income tax reporting purposes, including copies of Schedule K-1 or any successor schedule or form, for such Person. The General Partner will use reasonable efforts to cause the Partnership to provide to each of the Limited Partners United States Internal Revenue Service Schedules K-1 (Form 1065) and K-3 (Form 1065) in relation to Partnership for each taxable year on or before March 31st of the succeeding taxable year.

SECTION 7.3. Reports to Partners.

(a) Within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Partnership (subject to reasonable delays in the event of the late receipt of any necessary financial information from any Portfolio Entity of the Main Fund as permitted under applicable law), the General Partner shall make available to each Person who was a Partner during such period a quarterly report and unaudited financial statements of the Partnership (which may be prepared on a combined basis with respect to the Partnership, the Main Fund, and/or any other Feeder Funds (as defined in the Main Fund Agreement), Parallel Funds, and Intermediate Entities and their respective alternative vehicles). The filing of a Form 10-Q with the Securities and Exchange Commission that is made available on the Partnership’s website will be deemed to satisfy this obligation.

(b) Within one hundred twenty (120) days (subject to reasonable delays in the event of the late receipt of any necessary financial information from any Portfolio Entity of the Main Fund) after the end of each Fiscal Year of the Partnership, the General Partner shall make available to each Person who was a Partner during such Fiscal Year an annual report and audited financial statements for the Partnership (which may be prepared on a combined basis with respect to the Partnership, the Main Fund, and any other Feeder Funds (as defined in the Main Fund Agreement), Parallel Funds, and Intermediate Entities and their respective alternative vehicles, if any) prepared in accordance with U.S. generally accepted accounting principles. The filing of a Form 10-K with the Securities and Exchange Commission that is made available on the Partnership’s website will be deemed to satisfy this obligation.

SECTION 7.4. Partnership Informational Meetings. The General Partner may hold, from time to time, general informational meetings with the Limited Partners, which may be telephonic.

ARTICLE VIII

TRANSFERS, WITHDRAWALS AND DEFAULT

SECTION 8.1. Transfer of the General Partner.

(a) Voluntary Transfer. Without the consent of the Independent Directors (or, prior to the time the Partnership has Independent Directors, without the independent directors of the Main Fund consenting to an equivalent transfer of the general partner interest of the Main Fund General Partner), the General Partner shall not have the right to assign, pledge or otherwise transfer its General Partnership Interest; provided, that without the consent of the Limited Partners or the Independent Directors (or the independent directors of the Main Fund, as applicable), the General Partner may, at the General Partner’s expense, (i) be reconstituted as or converted into a corporation, partnership or other form of entity (any such reconstituted or converted entity being deemed to be the General Partner for all purposes hereof) by merger, consolidation, conversion or otherwise, or (ii) transfer the General Partnership Interest (in whole or part) or any similar interest of a successor entity to the Partnership to one of its Affiliates. In the event of an assignment or other transfer of all of the General Partnership Interest, its assignee or transferee shall be substituted in its place as general partner of the Partnership and immediately thereafter the General Partner shall withdraw as a general partner of the Partnership.

SECTION 8.2. Assignments/Substitutions by Limited Partners.

(a) A Limited Partner may not directly or indirectly sell, exchange, assign, mortgage, hypothecate, pledge or otherwise transfer its Units (or any interest therein) in whole or in part to any Person (an “Assignee”) unless:

(i) such assignment or transfer would not violate the Securities Act or any state securities or “Blue Sky” laws applicable to the Partnership or the Units to be assigned or transferred;

(ii) such assignment or transfer would not cause the Partnership to lose its status as a partnership for U.S. federal income tax purposes or cause the Partnership to become required to register under the 1940 Act;

(iii) such assignment or transfer would not otherwise cause the Partnership to violate any applicable law, regulation, court order or judicial decree; and

(iv) such assignment or transfer would not cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder, and to achieve this purpose, the Partnership will not permit transfers (x) more frequently than quarterly, (y) without receiving 60 days’ (or such reasonably shorter period as is agreed to by the General Partner) written notice from or on behalf of an assigning or transferring Limited Partner and (z) in excess of 2% of the aggregate number of Units in any Fiscal Year (which limitation may be increased or decreased by the General Partner upon the advice of counsel).

To transfer its Units, a Limited Partner shall submit an executed form to the Partnership, which form shall be provided by the Partnership upon request. Such transfer will be recorded on the books and records of the Partnership.

(b) No assignment, transfer or substitution shall be recognized if the General Partner believes that such assignment, transfer or substitution would cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.

(c) The General Partner and/or its Affiliates may acquire Units of a transferring Limited Partner as a transferee.

(d) Any attempted assignment or substitution not made in accordance with this Section 8.2 shall be deemed cancelled.

(e) If the General Partner reasonably determines in good faith that for legal, tax, regulatory, accounting or other reasons it is in the best interests of any or all of the Limited Partners that any limited partner in the Main Fund hold its interest therein indirectly through the Partnership, the General Partner shall have the right, if directed by such limited partner, to permit such limited partner’s interest in the Main Fund to be contributed to the Partnership in exchange for a Subscription of equal Net Asset Value in the Partnership, less any applicable taxes; provided, that such limited partner have the same economic interest in all material respects as if such limited partner held its interest in the Main Fund directly and, upon becoming a Limited Partner of the Partnership, the rights and obligations of such limited partner shall be substantially identical in all material respects as if such limited partner held its interest in the Main Fund directly.

(f) If the General Partner reasonably determines in good faith that for legal, tax, regulatory, accounting or other reasons it is in the best interest of any Limited Partner of the Partnership to hold its Subscription directly in the Main Fund, the General Partner shall have the right, if directed by such Limited Partner, to permit the admission of such Limited Partner into the Main Fund; provided, that each such Limited Partner shall have the same economic interest in all material respects as if such Limited Partner still held its Subscription of equal Net Asset Value in the Main Fund indirectly, less any applicable taxes, and, upon becoming a limited partner of the Main Fund, such Limited Partner shall be subject to the rights and obligations of the Main Fund Agreement. The General Partner is authorized to take all actions deemed by it to be necessary or reasonable to cause the Partnership to admit any Limited Partner as a limited partner of the Main Fund and to otherwise consummate the foregoing.

SECTION 8.3. Further Actions. The General Partner may cause this Agreement to be amended to reflect as appropriate the occurrence of any of the transactions referred to in this Article VIII.

SECTION 8.4. Withdrawals Generally. Except as expressly provided in this Agreement or otherwise agreed to by the General Partner, no Partner shall have the right to withdraw from the Partnership or to withdraw any part of its Capital Account. Notwithstanding the foregoing, the General Partner shall cause the Partnership to offer to repurchase Units from Limited Partners, including through tender offers in accordance with the requirements of Rule 13e-4 under the 1934 Act, as applicable, to match any repurchase offers made by the Main Fund. Any such repurchases will be satisfied with the proceeds from repurchases by the Partnership of its Underlying Interest in the Main Fund.

SECTION 8.5. Required Withdrawals.

(a) A Limited Partner may be required to withdraw from the Partnership in whole or in part if in the reasonable judgment of the General Partner after consultation with counsel: (i) (a) all or any portion of the assets of the Main Fund may be characterized as assets of a Plan for purposes of ERISA, Section 4975 of the Code or any applicable Similar Law, whether or not such Limited Partner is subject to ERISA, the Code or any Similar Law without such withdrawal or (b) the General Partner or the Main Fund General Partner (or other Persons responsible for the operation of the Main Fund or the Partnership and/or investment of the assets of the Main Fund or Partnership) may be considered a fiduciary with respect to any Limited Partner, for purposes of ERISA, Section 4975 of the Code or any applicable similar law; (ii) the Partnership or any Partner is reasonably likely to be subject to any requirement to register under the 1940 Act or any other securities laws of any jurisdiction; (iii) a significant delay, extraordinary expense or material adverse effect on the Partnership or any of its Affiliates, any Partners, any Portfolio Entity, Investments of the Main Fund or any prospective investment is likely to result; provided, that any such Limited Partner shall remain liable to the Partnership to the extent of any breach of a representation or covenant made by such Limited Partner to the Partnership or the General Partner arising out of or relating to such withdrawal; or (iv) in the General Partner’s sole and absolute discretion, a violation of or non-compliance with any law, rule or regulation (which may include any anti-money laundering or anti-terrorist financing laws, rules, regulations, directives or special measures) applicable to the Partnership (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the U.S. International Money Laundering Abatement and the Anti-Terrorist Financing Act of 2001 and FATCA) or any material adverse effect on the Partnership or any Partner is likely to result from such Limited Partner’s continued interest in the Partnership.

(b) Withdrawals pursuant to this Section 8.5 will be effected by the Partnership’s purchase of such Limited Partner’s Units (or a portion thereof, as applicable) at the Net Asset Value of such Units at the time of withdrawal. No consent of, or execution of any document by, such Limited Partner shall be needed to effect the purchase of the Units pursuant to this Section 8.5.

(c) Unless the General Partner determines otherwise in its sole discretion, the effective date of any withdrawal pursuant to this Section 8.5 shall be the last day of the month in which notice of such withdrawal was given pursuant to this Section 8.5.

ARTICLE IX

DURATION AND TERMINATION OF THE PARTNERSHIP

SECTION 9.1. Duration. The Partnership shall continue until it is dissolved upon (a) a determination made by the General Partner at any time in its sole discretion that the dissolution and winding up of the Partnership is in the best interests of the Partnership, (b) a GP Event of Withdrawal, (c) the termination, dissolution or withdrawal of the General Partner, (d) the removal of the Main Fund General Partner pursuant to the Main Fund Agreement, (e) the termination or dissolution of the Main Fund or (f) the entry of a decree of dissolution of the Partnership pursuant to Section 18-802 of the Act. If a Cause Event (as defined in the Main Fund Agreement) occurs with respect to the Main Fund, the General Partner shall provide consent at the instruction of each Limited Partner as if each Limited Partner were a direct limited partner of the Main Fund.

SECTION 9.2. Termination. Upon dissolution of the Partnership, the Liquidating Trustee shall wind up the affairs of the Partnership and proceed within a reasonable period of time to sell or otherwise liquidate the assets of the Partnership. The Liquidating Trustee shall make distributions out of Partnership assets in the following manner and order:

(a) first, to the satisfaction of the expenses of the winding-up, liquidation and dissolution of the Partnership and all creditors of the Partnership as required by the Act, other than Partners, either by the payment thereof or the making of reasonable provision therefor;

(b) second, to establish reserves, in amounts established by the Liquidating Trustee, to meet other liabilities of the Partnership; and

(c) third, to pay, in accordance with the terms agreed among them and otherwise on a pro rata basis, all creditors of the Partnership that are Partners, either by the payment thereof or the making of reasonable provision therefor.

The remaining proceeds, if any, plus any remaining assets of the Partnership, shall be applied and distributed pro rata based on the aggregate Net Asset Value of Units held by each Partner by the end of the Fiscal Year during which the liquidation occurs or, if later, within 90 calendar days after the date of such liquidation. For purposes of the application of this Section 9.2 and determining Capital Accounts on liquidation, all unrealized gains, losses and accrued income and deductions of the Partnership shall be treated as realized and recognized immediately before the date of distribution.

ARTICLE X

CAPITAL ACCOUNTS AND ALLOCATIONS OF PROFITS AND LOSSES

SECTION 10.1. Capital Accounts.

(a) A separate capital account (the “Capital Account”) shall be established and maintained for each Partner in accordance with the principles and requirements set forth in Section 704(b) of the Code and the Treasury Regulations. The Capital Account of each Partner shall be credited with such Partner’s Subscription to the Partnership, as well as any concurrent or subsequent contributions to capital, all Profits allocated to such Partner pursuant to Section 10.2 and any items of income or gain which are specially allocated pursuant to Section 10.3 or otherwise pursuant to this Agreement; and shall be debited with all “Losses” allocated to such Partner pursuant to Section 10.2, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 10.3 or otherwise pursuant to this Agreement, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. To the extent not provided for in the preceding sentence, the Capital Accounts of the Partners shall be adjusted and maintained in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), as the same may be amended or revised. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Partnership in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(b) No Partner shall be required to pay to the Partnership or to any other Partner the amount of any negative balance which may exist from time to time in such Partner’s Capital Account.

SECTION 10.2. Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits, Losses and, to the extent necessary, individual items of income, gain, loss or deduction of the Partnership shall be allocated among the Partners in a manner such that, after giving effect to the special allocations set forth in Sections 10.3(d), (e), (f), (g), or elsewhere expressly provided for in this Agreement, the Capital Account of each Partner, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Partner pursuant to this Agreement if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Partnership were distributed in accordance with this Agreement to the Partners immediately after making such allocation, minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the General Partner may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account such facts and circumstances as it deems reasonably necessary for this purpose.

SECTION 10.3. Special Allocation Provisions. Notwithstanding any other provision in this Article X:

(a) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 10.3(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b) Qualified Income Offset. In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Limited Partner in an amount and manner sufficient to eliminate the deficit balance in its Capital Account created by such adjustments, allocations or distributions as promptly as possible; provided, that an allocation pursuant to this Section 10.3(b) shall be made only to the extent that a Partner would have a deficit balance in its Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article X have been tentatively made as if this Section 10.3(b) were not in this Agreement. This Section 10.3(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c) Gross Income Allocation. In the event any Limited Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 10.3(c) shall be made only if and to the extent that a Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article X have been tentatively made as if Section 10.3(b) and this Section 10.3(c) were not in this Agreement.

(d) Payee Allocation. In the event any payment to any Person that is treated by the Partnership as the payment of an expense is recharacterized by a taxing authority as a Partnership distribution to the payee as a partner, such payee shall be specially allocated an amount of Partnership gross income and gain as quickly as possible equal to the amount of the distribution.

(e) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated pro rata based on the number of Units held by each Partner.

(f) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

(g) Special Allocations. Any special allocations of income, gain, loss, deduction or credit pursuant to Section 10.3(b) or (c) hereof shall be taken into account in computing subsequent allocations pursuant to this Article X, so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Sections 10.3(b) or (c) had not occurred.

SECTION 10.4. Tax Allocations. For income tax purposes only, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided, that in the case of any Partnership asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the General Partner) so as to take account of the difference between Carrying Value and adjusted basis of such asset. Notwithstanding the foregoing, the General Partner may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account such facts and circumstances as it deems reasonably necessary for this purpose. The General Partner shall determine all matters concerning allocations for tax purposes not expressly provided for herein in its sole discretion. To the extent there is an adjustment by a taxing authority to any item of income, gain, loss, deduction or credit of the Partnership (or an adjustment to any Partner’s distributive share thereof), the General Partner may reallocate the adjusted items among each Partner or former Partner (as determined by the General Partner) in accordance with the final resolution of such audit adjustment.

SECTION 10.5. Other Allocation Provisions. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. Sections 10.2 to 10.5 may be amended at any time by the General Partner if necessary, to maintain substantial economic effect in accordance with such regulations or to ensure that allocations are in accordance with the Partners’ interests in the Partnership, in each case as reasonably determined by the General Partner and so long as any such amendment does not materially change the relative economic interests of the Partners.

SECTION 10.6. Tax Advances. To the extent the General Partner reasonably determines that the Partnership (or any entity in which the Partnership holds an interest) is or may be required by law to withhold or to make tax payments (including interest and penalties thereon) on behalf of or with respect to any Partner or as a result of a Partner’s participation in the Partnership or as a result of a Partner’s failure to provide requested tax information, including any withholding taxes or any amounts imposed pursuant to FATCA, Section 6225 or Section 1446(f) of the Code (“Tax Advances”), the General Partner may withhold or escrow such amounts or make such tax payments as so required. All Tax Advances attributable to a Partner shall, at the option of the General Partner, (i) be promptly paid to the Partnership by the Partner on whose behalf such Tax Advances were made or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation of the Partnership otherwise payable to such Partner. Whenever the General Partner selects the option set forth in clause (ii) of the immediately preceding sentence for repayment of a Tax Advance by a Partner, for all other purposes of this Agreement such Partner shall be treated as having received all distributions unreduced by the amount of such Tax Advance. Each Partner hereby agrees to indemnify and hold harmless the Partnership, the General Partner, their Affiliates and their respective members, officers, directors, employees, agents, stockholders or partners, from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to income attributable to or distributions or other payments to such Partner, any Tax Advances required on behalf of or with respect to such Partner or as a result of such Partner’s failure to provide any tax information reasonably requested by the General Partner, although the foregoing in no way limits the provisions of Section 4.2(a). In the event the Partnership is liquidated and a liability or claim is asserted against, or an expense is borne by, the General Partner, any of their Affiliates or any of their respective members, officers, directors, employees, agents, stockholders or partners for Tax Advances made or required to be made, such parties shall have the right to be reimbursed from the Limited Partner on whose behalf such Tax Advance was made. The obligations of a Partner set forth in this Section 10.6 shall survive the withdrawal of any Partner from the Partnership, any transfer of a Partner’s Units or the liquidation or dissolution of the Partnership.

SECTION 10.7. Tax Filings. Each Limited Partner shall provide such cooperation and assistance, including but not limited to executing and filing forms or other statements, as is reasonably requested by the General Partner to enable the Partnership or any entity in which the Partnership owns a direct or indirect interest to satisfy any applicable tax reporting or compliance requirements or to qualify for an exception from or reduced rate of tax or other tax benefit or be relieved of liability for any tax.

SECTION 10.8. Tax Considerations.

(a) At the direction of the Main Fund General Partner, the General Partner will use reasonable efforts to cause the Partnership to structure its direct and indirect investments in jurisdictions outside of the United States and to conduct the operations of the Partnership so as to avoid any Limited Partner (i) having a “permanent establishment” (or other taxable nexus) in any non-U.S. jurisdiction which causes the Limited Partner to become subject to tax in any non-U.S. jurisdiction in respect of income not derived from the Partnership, or to become subject to tax in any non-U.S. jurisdiction on a net income basis in respect of income derived from the Partnership, or (ii) being required, in its own capacity, to file any tax returns in any non-U.S. jurisdiction (other than any such filings required to obtain refunds of amounts withheld or to avoid withholding), in each case solely as a result of the Limited Partner having invested in the Partnership.

(b) At the direction of the Main Fund General Partner, the General Partner shall use reasonable best efforts to cause the Partnership to structure its direct and indirect investments and to conduct its operations in a manner so as to prevent (i) any Limited Partner in the Partnership that is generally exempt from U.S. federal income taxation from earning any “unrelated business taxable income” (within the meaning of Sections 512 and 514 of the Code) (“UBTI”) or (ii) any Limited Partner in the Partnership that is not a “United States person” (within the meaning of

Section 7701(a)(30) of the Code) from being treated as engaged in a trade or business within the United States for U.S. federal income tax purposes or earning any income that is effectively connected with the conduct of a trade or business within the United States (within the meaning of the Sections 871 and 882 of the Code) or is otherwise subject to U.S. federal income taxation on a net basis, including pursuant to Section 897 of the Code (“ECI”), in all cases solely as a result of the Limited Partner having invested in the Partnership.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Waiver of Partition and Accounting. Except as may be otherwise required by law in connection with the winding-up, liquidation and dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for an accounting or for partition of any of the Partnership’s property.

SECTION 11.2. [Reserved.]

SECTION 11.3. Amendments; Certain Consents.

(a) Except as required by law, this Agreement may be amended, modified or supplemented, and any provision herein may be waived, by the written consent of the General Partner (including an amendment in the form of a merger, consolidation, conversion or similar transaction into a successor entity to the Partnership); provided that any amendment, modification or supplement that is viewed by the General Partner in its discretion, as a whole together with all such amendments, modifications or supplements, as having a material adverse effect on the Limited Partners in the aggregate will require the approval of the Independent Directors (or, prior to the time the Partnership has Independent Directors, the independent directors of the Main Fund approving a corresponding change to the Main Fund Agreement) and will not take effect until the Limited Partners have received notice of such amendment (including through a 1934 Act report) and, following receipt of such notice, at least two repurchase offers of Units has taken place.

(b) Notwithstanding the foregoing, this Agreement may be amended by the General Partner without the consent of the Limited Partners to address changes in tax, regulatory or other similar legislation, including changes in tax laws relating to “carried interest,” which adversely affect the U.S. federal, state or local tax treatment of the Performance Participation Allocation (as defined in the Main Fund Agreement) distributions to the General Partner or its direct or indirect owners and which would not add to the obligations (including any tax liabilities) of any Limited Partner or otherwise alter any of the rights (including entitlements to distributions or any other economic rights) of such Limited Partner without the consent of such Limited Partner.

(c) Alternatively, in the case of any consent sought by the General Partner under this Agreement (including, without limitation, with respect to any proposed amendment of this Agreement or any anticipated “assignment” (within the meaning of the Advisers Act) by the General Partner of its Units or by the Investment Manager of the Investment Management Agreement), the General Partner may also determine that the consent of any percentage in Units of the Limited Partners may also be given and/or obtained as follows:

(i) At least 45 days prior to the proposed effective date of such consent, the General Partner shall give written notice to each Limited Partner of such matter and shall request such Limited Partner to indicate in writing whether or not it consents thereto. If any Limited Partner has not indicated in writing within 30 days (or such longer period as the General Partner may specify in its sole discretion) after such notice whether or not it consents to such matter, the General Partner shall promptly provide a second notice to such Limited Partner of such matter and shall again request such Limited Partner to indicate in writing whether or not it consents thereto and shall prominently state in such second notice that if the Limited Partner does not indicate in writing within 14 days (or such longer period as the General Partner may specify in its sole discretion) after such second notice (the end of such 14th day or longer period after such notice, the “Notice Date”) whether or not it consents to such matter, such Limited Partner shall be deemed to have consented to such amendment. Any Limited Partner that does not indicate whether or not it consents to such matter by the Notice Date shall be deemed to have consented to such matter. At any time on or prior to the Notice Date, a Limited Partner may indicate that it does or does not consent to such matter, but after the Notice Date any indication by a Limited Partner that it does not consent to such matter shall not be effective for purposes of the foregoing.

(ii) The consent of a particular percentage of Net Asset Value represented by Units of the Limited Partners with respect to such matter shall have been received if at any time prior to the Notice Date Limited Partners representing such percentage in Units of the Limited Partners have affirmatively consented to such matter or if as of the Notice Date Limited Partners representing such percentage in Units of the Limited Partners have either affirmatively consented to such matter or are deemed to have consented to such matter as provided above.

(d) The General Partner shall have the right to amend this Agreement without the approval of any other Partner to the extent the General Partner reasonably determines, based upon written advice of outside tax counsel to the Partnership, that the amendment is necessary to provide assurance that the Partnership will not be treated as a “publicly traded partnership” under Section 7704 of the Code and the regulations promulgated thereunder.

(e) The General Partner shall have the right, on or before the effective date of final regulations, to amend, as determined by the General Partner in good faith, this Agreement to provide for the election of a safe harbor under United States Treasury Regulations Section 1.83-3(l) (or any similar provision) under which the fair market value of any Units that are transferred in connection with the performance of services is treated as being equal to the liquidation value of that interest, an agreement by the Partnership and all of its Partners to comply with the requirements set forth in such regulations and IRS Notice 2005-43 (and any other guidance provided by the IRS with respect to such election) with respect to all Units transferred in connection with the performance of services while the election remains effective, and any other amendments reasonably related thereto or reasonably required in connection therewith; provided, that if such amendment, in the General Partner’s reasonable opinion, would be materially adverse to the economic interests of the Limited Partners, such amendment will require the consent of each Partner materially adversely affected thereby.

(f) Upon obtaining such approvals required by this Agreement and without any further action or execution by any other Person, including any Limited Partner, (i) any amendment, restatement, modification or waiver of this Agreement shall be implemented and reflected in a writing executed solely by the General Partner which shall be provided to the Limited Partners pursuant to Section 11.6 herein and (ii) the Limited Partners, and any other party to this Agreement, shall be deemed a party to and bound such amendment, restatement, modification or waiver of this Agreement.

SECTION 11.4. Entire Agreement. Unless otherwise agreed by the General Partner in writing, this Agreement and the other agreements referred to herein constitute the entire agreement among the Partners and between the Partners and the Initial Limited Partner with respect to the subject matter hereof and supersede any prior agreement or understanding among or between them with respect to such subject matter. The representations and warranties of the Limited Partners in, and the other provisions of, the Subscription Agreements shall survive the execution and delivery of this Agreement.

SECTION 11.5. Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to the Act or existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

SECTION 11.6. Notices.

(a) Any notice to any Limited Partner shall be at the address or electronic mail address of such Partner set forth in such Limited Partner’s Subscription Agreement or such other mailing address or electronic mail address of which such Limited Partner shall advise the General Partner or transfer agent in writing. Any notice to the Partnership or the General Partner shall be shall be sent to the sources listed in the Memorandum or as directed on the Partnership’s website or other investor resources. The General Partner may at any time change the location to which notices to the Partnership or the General Partner shall be directed. Notice of any such change shall be given to the Partners on or before the date of any such change.

(b) Any notices, reports or communications that may or are required to be given hereunder (and/or by or pursuant to applicable law) shall be deemed to have been duly given if (i) personally delivered or delivered by facsimile, when received, (ii) sent by United States Post Office’s Express Mail or by another recognized overnight courier service on the second following Business Day (or third following Business Day if mailed outside the United States), (iii) delivered by e-mail, when received; or (iv) posted on a password protected website maintained by the Partnership or its Affiliates and for which any Limited Partner has received confirmation of such posting and access instructions by electronic mail, when such confirmation is sent.

SECTION 11.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and, in particular, the provisions of the Act, shall govern the validity of this Agreement, the construction of its terms and interpretation of the rights and duties of the parties.

SECTION 11.8. Jurisdiction; Venue; Trial by Jury.

(a) Any action or proceeding against the parties relating in any way to this Agreement shall be brought and enforced in the courts of the State of Delaware, to the extent subject matter jurisdiction exists therefor, of the United States for the District of Delaware, and the parties irrevocably submit to the jurisdiction of both such courts in respect of any such action or proceeding. The parties irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in the courts of the State of Delaware or the United States District Court for the District of Delaware and any claim that any such action or proceeding brought in any such court has been brought in any inconvenient forum.

(b) Each Partner and the Partnership waives, and covenants that such Partner and the Partnership shall not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim or proceeding arising out of this Agreement or the subject matter hereof or in any way connected with the dealings of any Partner or the Partnership or any of its Affiliates in connection with any representation, warranty, covenant or agreement contained in this Agreement or any transaction contemplated by this Agreement, in each case whether now existing or hereafter arising and whether in contract, tort or otherwise. The Partnership or any Partner may file an original counterpart or a copy of this Section 11.8(b) with any court in any jurisdiction as written evidence of the consent of the Partners to the waiver of their respective rights to trial by jury.

SECTION 11.9. Successors and Assigns. Except with respect to the rights of an Indemnified Party hereunder, none of the provisions of this Agreement shall be for the benefit of or enforceable by the creditors of the Partnership. This Agreement shall be binding upon and inure to the benefit of the Partners, the Initial Limited Partner and their legal representatives, heirs, successors and permitted assigns.

SECTION 11.10. No Waiver. No failure on the part of the General Partner to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver of such right or remedy, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies provided by law.

SECTION 11.11. Counterparts and Execution. This Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) and any additional information incidental thereto may be presented, delivered executed and/or maintained in as many counterparts as necessary or convenient, including both counterparts that are executed on paper and counterparts that are electronic records and executed electronically, and each executed counterpart shall be deemed an original. All such counterparts shall constitute one and the same document. For the avoidance of doubt, a Person’s execution and delivery of this Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) by electronic signature and/or electronic transmission shall constitute the execution and delivery of a counterpart of the executed document by or on behalf of such Person and shall bind such Person to its terms. The authorization under this paragraph may include, without limitation, a manually signed paper document which has been converted into electronic form (such as scanned into PDF format or transmitted via facsimile), or an electronically signed document converted into another format, for transmission, delivery and/or retention. Any Person executing and delivering this Agreement or any document electronically further agrees to take any and all reasonable additional actions, if any, evidencing its intent to be bound by the terms of this Agreement or other such document, as may be reasonably requested by the General Partner.

SECTION 11.12. Headings, Internal References. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for convenience and reference purposes only and shall not be deemed to alter or affect in any way the meaning or interpretation of any provisions of this Agreement. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

SECTION 11.13. Interpretation; Compliance with Laws.

(a) Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(b) Whenever in this Agreement a Person is permitted or required to make a decision (i) in its “sole discretion,” “sole and absolute discretion” or “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider any interests and factors as it desires, including its own interests, or (ii) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise, and, in connection with the foregoing, the term “good faith” shall have the meaning ascribed to such term under Delaware contract law. In no way does this Section 11.13(b) eliminate or modify the General Partner’s implied contractual covenant of good faith and fair dealing.

SECTION 11.14. Partnership Tax Treatment. The Partners intend for the Partnership to be treated as a partnership for U.S. federal income tax purposes and no election to the contrary shall be made unless the General Partner in its sole discretion determines that other treatment or election is in the best interests of the Partnership.

SECTION 11.15. Confidentiality.

(a) Except as otherwise required by law, including, without limitation, any public disclosure law relating to governmental entities, each Limited Partner will maintain the confidentiality of information which is Non-Public Information received by such Limited Partner pursuant to this Agreement in accordance with such procedures as it applies generally to information of this kind, and shall use such Non-Public Information solely in connection with monitoring such Limited Partner’s investment in the Partnership or otherwise with respect to their Units and agrees in that regard not to trade in securities on the basis of any such information. All communications between the General Partner or the Investment Manager, on the one hand, and any Limited Partner, on the other, shall be presumed to include confidential, proprietary, trade secret and other sensitive information; provided, that the foregoing shall not limit the ability of any Limited Partner to furnish any such information to (i) its Affiliates or advisors or (ii) examiners, auditors, inspectors, attorneys, or persons with similar responsibilities or duties of a nationally recognized industry self-regulatory association, federal or state regulatory body or federal, state or local taxation authority; provided, further, that such Limited Partner shall be liable to the Partnership and the General Partner for any such Affiliate’s or advisor’s failure to comply with the foregoing (unless such Limited Partner receives a written undertaking from such Affiliate or advisor to maintain the confidentiality of such information). The Partners hereby acknowledge that pursuant to § 17-305(f) of the Act the rights of a Limited Partner to obtain information from the Partnership shall be limited to only those rights expressly provided for in this Agreement, and that any other rights provided under § 17-305(a) of the Act shall not be available to the Limited Partners or applicable to the Partnership.

(b) Notwithstanding anything in this Agreement to the contrary, to comply with Treasury Regulations Section 1.6011-4(b)(3), each Limited Partner (and any employee, representative or other agent of such Limited Partner) may disclose to any and all Persons, without limitation of any kind, the U.S. federal tax treatment and tax structure of the Partnership or any transactions contemplated by the Partnership, it being understood and agreed, for this purpose (i) the name of, or any other identifying information regarding, (A) the Partnership or any existing or future investor (or any Affiliate thereof) in the Partnership, or (B) any investment or transaction entered into by the Partnership, (ii) any performance information relating to the Partnership or its Investments or (iii) any performance or other information relating to other investments sponsored by the General Partner, the Investment Manager or their Affiliates, does not constitute such tax treatment or structure information.

(c) In order to preserve the confidentiality of certain information disseminated by the General Partner or the Partnership under this Agreement that a Limited Partner is entitled to receive pursuant to the provisions of this Agreement, including, but not limited to, quarterly, annual and other reports (other than the IRS Forms 1065, Schedule K-1s), and information provided at the Partnership’s informational meetings, the General Partner may (i) provide to such Limited Partner access to such information only on the Partnership’s website in password protected, non-downloadable, non-printable format, (ii) to the maximum extent permitted by law, require such Limited Partner to return any copies of information provided to it by the General Partner or the Partnership and/or (iii) redact or otherwise omit any Portfolio Entity specific information included in any such reports or materials if the General Partner determines that providing such information would be contrary to the best interests of the Partnership or any Portfolio Entity or prospective Portfolio Entity.

Any obligation of a Limited Partner pursuant to this Section 11.15 may be waived by the General Partner in its sole discretion.

SECTION 11.16. Ownership and Use of Names. The Partnership acknowledges that Blackstone TM L.L.C. (“TM”), a Delaware limited liability company with a principal place of business at 345 Park Avenue, New York, New York 10154, (or its successors or assigns) is the sole and exclusive owner of the mark and name BLACKSTONE and that the ownership of, and the right to use, sell or otherwise dispose of, BLACKSTONE name or any abbreviation or modification thereof which consists of or includes BLACKSTONE, shall belong exclusively to TM, which company (or its predecessors, successors or assigns) has licensed the Partnership to use BLACKSTONE in its name. The Partnership acknowledges that TM owns the service mark BLACKSTONE for various services and that the Partnership is using the BLACKSTONE mark and name on a non-exclusive, non-sublicensable and non-assignable basis in connection with its business and authorized activities with the permission of TM. All services rendered by the Partnership under the BLACKSTONE mark and name will be rendered in a manner and with quality levels that are consistent with the high reputation heretofore developed for the BLACKSTONE mark by TM and its Affiliates and licensees. The Partnership understands that TM may terminate its right to use BLACKSTONE at any time in TM’s sole discretion by giving the Partnership written notice of termination. Promptly following any such termination, the Partnership will take all steps necessary to change its partnership name to one which does not include BLACKSTONE or any confusingly similar term and cease all use of BLACKSTONE or any term confusingly similar thereto as a service mark or otherwise.

SECTION 11.17. Compliance with Anti-Money Laundering Requirements. Notwithstanding any other provision of this Agreement to the contrary, the General Partner or its designees (including administrator, transfer agent or counsel), in its own name and on behalf of the Partnership, shall be authorized without the consent of any Person, including any other Partner, to take such action (including requiring any Limited Partner to provide it with information) as it determines in its sole discretion to be necessary or advisable to comply with any anti-money laundering or anti-terrorism financing laws, rules, regulations, directives or special measures, including the actions contemplated by the Subscription Agreements.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

GENERAL PARTNER:

BLACKSTONE PRIVATE EQUITY STRATEGIES ASSOCIATES L.P.

By:	BXPEA L.L.C., its general partner

By:	/s/ Christopher James
Name:	Christopher James
Title:	Senior Managing Director

[Signature page to Blackstone Private Equity Strategies Fund (TE) L.P. A&R LPA]

INITIAL LIMITED PARTNER (solely to reflect its withdrawal):

Christopher James

/s/ Christopher James

[Signature page to Blackstone Private Equity Strategies Fund (TE) L.P. A&R LPA]